EXHIBIT 10.25
DESCRIPTION OF ARRANGEMENT FOR DIRECTORS FEES
The following sets forth the amount of fees payable to outside directors of S1 Corporation for their services as Directors in November 2006-2007:

EVENT	FEE

Quarterly Retainer (excluding Chairman)	$5,000
Committee Meeting Attended (In Person)	$1,500
Committee Meeting Attended (By Phone)	$1,000
Annual Committee Chair Retainer (Board Chairman)	$150,000
Annual Committee Chair Retainer (Audit)	$20,000
Annual Committee Chair Retainer (Strategic Planning)	$20,000
Annual Committee Chair Retainer (Governance)	$5,000
Annual Committee Chair Retainer (Compensation)	$5,000

# of Shares

Annual Stock Option Grant	15,000
Annual Restricted Stock Grant	3,000